INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

To the Board of Directors

American Realty Funds Corporation

We hereby consent to the inclusion in this Registration Statement of American Realty Funds Corporation on Form S-11 of our audited report dated September 13, 2011, for the consolidated balance sheets of American Realty Funds Corporation as of June 30, 2010, and the related consolidated statement of operations, stockholder’s deficit and cash flows for the year ended June 30, 2011 and for the period from February 22, 2010 (inception date) to June 30, 2010 appearing in the Prospectus which is part of this Registration Statement.

We also consent to the reference to our Firm under the heading “Experts” in the Prospectus forming a part of the Registration Statement.

/s/ McConnell and Jones, LLP

Houston, Texas

February 2, 2012